EXHIBIT 99.1
                                                                    ------------

                              FOR IMMEDIATE RELEASE


                          ITW TO ACQUIRE FOILMARK, INC.

         GLENVIEW, ILLINOIS and NEWBURYPORT, MA,--(April 11, 2001)-- Illinois Tool Works Inc. (NYSE: ITW) and Foilmark, Inc. (NASDAQ: FLMK) today announced the signing of a definitive merger agreement under which ITW will acquire Foilmark.

         Under the terms of the merger agreement approved by Foilmark's Board of Directors, ITW, through a subsidiary, will commence a cash tender offer to purchase all outstanding shares of common stock of Foilmark for $6.36 per share. The transaction is subject to customary conditions, including the valid tender of at least a majority of Foilmark's outstanding shares (on a fully diluted basis). Following completion of the tender offer, any shares not purchased in the tender offer will be acquired for the same price in cash in a second-step merger.

         "We believe the contemplated transaction will provide significant value realization to Foilmark's shareholders," said Robert J. Simon, Chairman of the Board of Directors of Foilmark. "ITW is one of the most respected manufacturing companies in the United States and is deeply committed to our business in the long term," said Frank J. Olsen, Jr., President & Chief Executive Officer of Foilmark.

         Foilmark, Inc. designs, manufactures and markets hot stamp foil (pigment, metallic, holographic and gravure printed), holographic security products, holographic packaging products and pad printing machines and consumables worldwide.

         ITW is a $10 billion diversified manufacturer of highly engineered components and industrial systems. The company consists of approximately 600 decentralized operations in 43 countries and employs 55,300 people.
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         THE TENDER OFFER DESCRIBED IN THIS PRESS RELEASE HAS NOT YET COMMENCED,
AND THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. ANY TENDER OFFER WILL BE MADE ONLY THROUGH AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL. ILLINOIS TOOL WORKS INC. INTENDS TO FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NO LATER THAN APRIL 24, 2001. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT REGARDING THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE, IF AND WHEN SUCH DOCUMENT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

         ANY SUCH TENDER OFFER STATEMENT WOULD BE FILED BY ILLINOIS TOOL WORKS INC. WITH THE SEC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT (IF AND WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT: WWW.SEC.GOV. ANY SUCH TENDER OFFER STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO ILLINOIS TOOL WORKS INC. AT (847) 657-4104.

Contact: John Brooklier, Vice President, Investor Relations
                            Telephone: (847) 657-4104